NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 11, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 30, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of Syntax Stratified MidCap ETF, Syntax Stratified SmallCap ETF, Syntax Stratified LargeCap ETF, Syntax Stratified Total Market II ETF, and Syntax Stratified U.S. Total Market ETF into Exchange Listed Funds Trust Stratified LargeCap Index ETF became effective on September 30, 2024. Shareholders of Syntax Stratified MidCap ETF, Syntax Stratified SmallCap ETF, Syntax Stratified LargeCap ETF, Syntax Stratified Total Market II ETF, and Syntax Stratified U.S. Total Market ETF received a number of shares of beneficial interest of the corresponding Acquiring Fund equal in value to the value of the shares of the Acquiring Fund held immediately prior to the Reorganization. With respect to symbol SSPY, this Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Syntax Stratified LargeCap ETF (SSPY old) and does not affect the continued listing on NYSE Arca of the Stratified LargeCap Index ETF (SSPY new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 30, 2024.